Exhibit 99

NEWS RELEASE

Contact:	Richard N. Grubb,
Executive Vice President and
Chief Financial Officer
610/644-1300

FOR IMMEDIATE RELEASE

Vishay Announces Successful Completion of Siliconix Tender Offer

MALVERN, PENNSYLVANIA - May 12, 2005 - Vishay Intertechnology, Inc. (NYSE: VSH) today announced that 4,510,363 shares of Siliconix incorporated (NASDAQ: SILI) have been tendered pursuant to Vishay’s offer to acquire the 5,849,040 shares of Siliconix it did not already own.   The shares tendered represent 77.1% of the shares of Siliconix that were not owned by Vishay, thus satisfying the minimum condition of the offer.  Vishay will issue 3.075 shares of its common stock for each share of Siliconix common stock tendered pursuant to the offer, or a total of approximately 13,869,000 shares.  Cash will be paid in lieu of fractional shares of Vishay.  The offer expired at 5:00 p.m. New York City time on May 12, 2005.

          Prior to the offer, Vishay owned approximately 80.4% of the common stock of Siliconix.  As a result of the expiration of the tender offer, Vishay will own approximately 95.5% of the common stock of Siliconix.

          As contemplated in the tender offer documents, Vishay will promptly effect a merger of Siliconix with a subsidiary of Vishay, and Siliconix will become a wholly owned subsidiary of Vishay.  In this merger, all remaining holders of Siliconix common stock other than Vishay and its subsidiaries will receive the same consideration for their shares as the holders who tendered their shares in the offer, subject to the rights of Siliconix’s remaining stockholders to seek appraisal under Delaware law.

          Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

        Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, Siliconix facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. Siliconix products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.

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